EXHIBIT 10.35

ADDENDUM No. 1

to the

PERSONAL AND COMMERCIAL AUTOMOBILE QUOTA SHARE
REINSURANCE AGREEMENT
(hereinafter referred to as the “Agreement”)

between

INTEGON NATIONAL INSURANCE COMPANY
Winston-Salem, North Carolina

(hereinafter referred to as the “Company”)

and

The Reinsurers subscribing to the respective Interests and Liabilities Contract to which this Agreement is attached (each subscribing reinsurer is referred to hereinafter, individually, as a “Subscribing Reinsurer” and collectively as the "Reinsurer")

Effective, 12:01 A.M., Eastern Standard Time on October 1, 2012, this Agreement shall be amended as follows:

I.	ARTICLE IV,WARRANTIES, Paragraph 1 is revised to read as follows:

The Company and the direct and indirect subsidiaries of American Capital Acquisition Corporation shall retain net for their own account at least 50% of the Losses Incurred each Policy, each Occurrence on all business ceded hereunder.

II.	ARTICLE VII, CEDING COMMISSION is revised to read as follows:

ARTICLE VII

CEDING COMMISSION

A.
The Reinsurer shall allow the Company a provisional ceding commission of 32.0% of all Net Earned Premium ceded to the Reinsurer hereunder. The Company shall allow the Reinsurer return commission on return premiums at the same rate.

B.	The provisional commission allowed to the Company shall be adjusted periodically in accordance with the provisions set forth herein.

C.
The first adjustment period shall be from the inception date of this Agreement through December 31, 2010 and each subsequent 12 month period shall be a separate adjustment period, with the final separate adjustment period being a 14 month period (each an “Adjustment Period” and, collectively, “Adjustment Periods”). However, if this Agreement is terminated, the final adjustment period shall be from the beginning of the then current Adjustment Period through the date of termination if this Agreement is terminated on a “cutoff” basis or the end of the runoff period if this Agreement is terminated on a “runoff” basis. The first calculation of adjusted commission for an Adjustment Period shall be made as of the date that is 12 months after the end of such Adjustment Period (the “Initial Calculation Date”).

D.	The adjusted commission rate shall be calculated as follows and be applied to Net Earned Premium for the Adjustment Period under consideration:

1.	If the Actual Loss Ratio for the Adjustment Period is 64.5% or greater, the adjusted commission rate for the Adjustment Period under consideration shall be a minimum commission of 30.0%;

2.
If the Actual Loss Ratio for the Adjustment Period is less than 64.5%, but equal to or greater than 62.0%, the adjusted commission rate for such Adjustment Period under consideration shall be 32.5%, minus the difference in percentage points between 62.0% and the Actual Loss Ratio for such Adjustment Period;

3.
If the Actual Loss Ratio for the Adjustment Period is less than 62.0%, but greater than 60.0% the adjusted commission rate for such Adjustment Period under consideration shall be 32.5% plus the difference in percentage points between 62.0% and the Actual Loss Ratio for such Adjustment Period;

4.	If the Actual Loss Ratio for the Adjustment Period is 60.0% or less, the adjusted commission rate for such Adjustment Period shall be 34.5%.

For an abundance of clarity, an illustration of the sliding scale is attached as Exhibit A.

E.
The Reinsurer shall calculate and report the adjusted commission on Net Earned Premium within 30 days after the Initial Calculation Date, and within 30 days after the end of each subsequent calendar year thereafter with respect to each Adjustment Period until all losses subject hereto have been finally settled. Each such calculation shall be based on cumulative transactions hereunder from the beginning of each Adjustment Period under consideration through the date of adjustment. With respect to the first Adjustment Period, remittance of adjusted commission on Net Earned Premium, if any, shall commence 24 months after the end of the first Adjustment Period. With respect to all Adjustment Periods other than the first Adjustment Period, remittance of adjusted commission on Net Earned Premium, if any, shall be made

12 months after the end of the final Adjustment Period. If the adjusted commission on Net Earned Premium for the Adjustment Period under consideration, as of the date remittance is due, is less than commissions previously allowed by the Reinsurer on Net Earned Premium for the same Adjustment Period, the Company shall remit the difference to the Reinsurer on or before March 1, after receipt and verification of the Reinsurer’s report. If the adjusted commission on Net Earned Premium for the Adjustment Period under consideration as of the date remittance is due, is greater than commissions previously allowed by the Reinsurer on Net Earned Premium for the same Adjustment Period, the Reinsurer shall remit the difference to the Company on or before March 1, after receipt of the Company’s written verification of the Reinsurer’s report. For an abundance of clarity, an illustration of the timing of annual calculations and payments is attached as Exhibit B.

F.
It is expressly agreed that the ceding commission allowed the Company includes provision for all unallocated loss expenses, dividends, commissions, taxes (exclusive of Federal Excise Taxes), assessments and all other expenses of whatever nature, except allocated Loss Adjustment Expense.

III.	Item G. of Article XII, Definitions is revised to read as follows:

G.
“Losses Incurred” as used herein shall mean Net Losses and Loss Adjustment Expense paid as of the effective date of calculation, plus the ceded reserves for losses and Loss Adjustment Expense (including reserves for incurred but not reported losses) outstanding as of the same date, all as respects losses occurring during the Adjustment Period under consideration plus the change in Losses Incurred from the preceding Adjustment Period.

IV.	The following sentence shall be added to the end of Item I. of Article XII:

For all purposes of this Agreement, with respect to all periods following January 1, 2012, it is understood that references to the Company Pool and retrocessions to the Company Pool shall no longer be deemed to be included in the Agreement as following such date, pursuant to the Amended & Restated Reinsurance Pooling Agreement dated January 1, 2012 among the affiliates of the Company, there is no longer any retrocession to the members of the Company Pool. All other references to the Company Pool following January 1, 2012 shall be deemed to be references to the Company.

V.	Item B. of Article XVI. Special Termination is revised to read as follows:

The Company may terminate this Agreement sixty (60) days from the commencement date of an initial public offering (“IPO”) by itself, or its direct or indirect parent company by giving notice in writing to the Reinsurer by certified mail, return receipt requested, and the North Carolina Department of Insurance, Missouri Department of Insurance, Michigan Department of Insurance and

California Department of Insurance, within thirty (30) days of the commencement date of the IPO. For the purposes of this Agreement, the commencement date of an IPO shall be (i) the date of the issuance of stock by the Company or its direct or indirect parent company in a private placement pursuant to exemptions from the registration requirements of the Securities Act of 1933, as amended, which is subject to a registration rights agreement or (ii) the filing of a Form S-1 Registration Statement under the Securities Act of 1933, as amended with respect to the issuance of stock by the Company or its direct or indirect parent company.

VI.	All references to MK Re, Ltd in the Agreement shall be deemed to be references to ACP Re, Ltd.

All other terms and conditions remain unchanged.

IN WITNESS WHEREOF, the parties hereto represented by their duly authorized representatives have executed this Amendment.

INTEGON NATIONAL INSURANCE COMPANY

By:     /s/ Michael Weiner
Name:    Michael Weiner
Title:     Chief Financial Officer

MAIDEN INSURANCE COMPANY LTD.

By:     /s/ David A. Lamneck
Name:     David A. Lamneck
Title:    SVP and Chief Underwriting Officer

TECHNOLOGY INSURANCE COMPANY, INC.

By:    /s/ Stephen Ungar
Name:    Stephen Ungar
Title:    Secretary

ACP RE, LTD.

By:    /s/ Michael Weiner
Name:    Michael Weiner
Title:    Chief Financial Officer

Exhibit A

Sliding Scale and Ceding Commission Matrix

Loss Ratio	Ceding Commission
64.5% or greater	30.0%	Minimum
64.0%	30.5%
63.5%	31.0%
63.0%	31.5%
62.5%	32.0%	Provisional
62.0%	32.5%
61.5%	33.0%
61.0%	33.5%
60.5%	34.0%
60.0% or less	34.5%	Maximum

Exhibit B

Timing of Annual Calculations and Payments

Loss Year	2010	2011	2012	2013	2014	2015	2016	2017 and thereafter
2010			C/P	C/P	C/P	C/P	C/P	C/P
2011				C	C	C	C	C/P
2012					C	C	C	C/P	Ultimate until losses are finally settled
2013						C	C	C/P
2014							C	C/P
2015								C/P

C = Calculation	P = Cash Payment

*The 2010 Loss Year covers the initial Adjustment Period from the inception date of the Agreement until December 31, 2010. The 2015 Loss Year covers the Adjustment Period commencing January 1, 2015 and ending March 1, 2016.